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                                                                      EXHIBIT 11

                   RDM SPORTS GROUP, INC. AND SUBSIDIARIES
                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
          FOR THE THREE MONTHS ENDED MARCH 29,1997 AND MARCH 30,1996
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                                                 THREE MONTHS ENDED
                                                                            MARCH 29,          MARCH 30,
                                                                              1997               1996
                                                                           -----------       -----------
                                                                           (unaudited)       (unaudited)
Primary:
  Weighted average common shares outstanding during period                 48,969                49,177

  Common shares issuable if all derivative securities other than
  Debentures had been converted at the date of issuance                         _                   962
                                                                         --------              --------
Average common shares outstanding for primary calculation                  48,969                50,139
                                                                         ========              ========
Fully Diluted:
  Weighted average common shares outstanding during period                 48,969                49,177
  Net common shares issuable on exercise of warrants                           --                   962

  Assumed conversion of 8% subordinated debentures to Common
  Stock as of date of issuance, August 5, 1993                                 --                12,936
                                                                         --------              --------
  Average common shares outstanding for fully diluted calculation          48,969                63,075
                                                                         ========              ========
(Loss) earnings:
  From net (loss) earnings                                               $ (9,240)             $  4,630

  Assumed conversion of 8% subordinated debentures as of date of issuance, August 5, 1993:
   Plus interest savings, net of tax                                           --                   820

  Net (loss) earnings                                                    $ (9,240)             $  5,450
Primary (loss) earnings per share:
  Net (loss) earnings                                                    $   0.19              $   0.09

Fully diluted (loss) earnings per share:
  From net (loss) earnings                                               $   0.19              $   0.07

  From debt conversion                                                         --                  0.02

  Net (loss) earnings                                                    $   0.19              $   0.09
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